Exhibit 99.1

FOR IMMEDIATE RELEASE

AMB PROPERTY CORPORATION ANNOUNCES FIRST QUARTER 2004 RESULTS

AMB Accelerates Capital Deployment Globally; Development Pipeline Now Totals $383 Million

SAN FRANCISCO, April 14, 2004 – AMB Property Corporation (NYSE: AMB), a leading developer and owner of industrial real estate, today reported first quarter 2004 earnings per share (EPS) of $0.19. This compares to EPS of $0.69 reported in the same period last year, which included $0.53 per share of net gains on dispositions of real estate and net lease termination fees.

The company’s industrial operating portfolio was 92.7% leased as of March 31, 2004, compared with 93.1% as of December 31, 2003. Preliminary data from Torto Wheaton Research indicate national industrial occupancy at the end of the first quarter was 88.3%, essentially unchanged from the fourth quarter of 2003. Cash-basis same store net operating income decreased 3.1% compared with a decline of 14.5% last quarter, driven by lower average same store occupancies and rental rate declines. Rents on lease renewals and rollovers decreased by 14.7% during the quarter, compared with 15.7% last quarter.

Hamid R. Moghadam, chairman and CEO, said, “As the national economy strengthens, we continue to see the fundamentals in place for a recovery in industrial real estate. The Industrial Production index has not only returned to levels last seen in December 2000, it has grown steadily over the last six monthly reporting periods. The inventory-to-sales ratio is at an historic low, and total business inventories have begun to expand, pointing to an increase in demand for industrial space as businesses meet restocking requirements. First quarter industrial absorption was positive for the third consecutive quarter, and positive economic trends should result in additional absorption and occupancy gains as the year progresses. While we have yet to see meaningful gains in national industrial occupancy, it is clear that the decline is over; we are encouraged by the signs of recovery.”

Investment Activity

During the first quarter, AMB acquired 1.3 million square feet in seven buildings globally for a total investment of $134.2 million. Properties acquired in the quarter included $97.6 million of facilities in Boston and Los Angeles, part of the previously announced International Airport Centers (IAC) portfolio. The balance of the quarter’s acquisition activity expanded the company’s industrial holdings in key distribution markets of northern New Jersey, Miami, Mexico City and Tokyo.

Development starts in the quarter totaled approximately 1.8 million square feet in six projects with an expected total investment of $152.0 million. The two largest projects total approximately 1.3 million square feet of industrial product and are located in the company’s target markets of Mexico City and Tokyo.

With Mexico City-based partner G.Acción, AMB is developing the 571,300-square-foot Encino Distribution Center in Mexico City’s premier distribution park, San Martin Obispo.

AMB and G.Acción have completed or are currently developing an anticipated 2.3 million square feet in San Martin Obispo and completed projects in the park are 100% occupied.

In Japan, AMB and Tokyo-based AMB BlackPine began construction on Phase I of AMB Narita Air Cargo Center I immediately adjacent to Tokyo’s Narita International Airport. When complete, AMB Narita Air Cargo Center I is expected to be Japan’s largest dedicated air cargo logistics park with an anticipated 1.7 million square feet of facilities. Phase I is expected to be stabilized in early 2006 and will provide an anticipated 685,000 square feet in two buildings of two and four stories.

The company’s industrial development and renovation pipeline in North America, Europe and Asia, totals an estimated 6.7 million square feet with deliveries slated through 2006. Total investment in the current development pipeline is estimated at $385.2 million.

AMB’s president, W. Blake Baird, commented, “We are seeing a much better opportunity set for new development globally to serve our customers’ needs. This is particularly true of Japan and Mexico, which together accounted for 74% of our new development starts in the first quarter. Combined with our acquisition activity and additional development opportunities, we are well on our way to reach our goal of creating a trade-focused international platform that represents at least 15% of our business over the next three to four years.”

The company disposed of one building in the San Francisco Bay Area consisting of 48,400 square feet for $5.0 million during the quarter.

Financing Activities

During the quarter, AMB issued $100 million of fixed-rate senior unsecured notes under AMB Property, L.P.’s medium-term note program. The notes mature on March 1, 2009 and bear an annual interest rate of 3.5%.

Supplemental Earnings Measure

AMB reports funds from operations per fully diluted share and unit (FFOPS) in accordance with the standards established by NAREIT. First quarter 2004 FFOPS was $0.53, at the high end of the company’s guidance, compared with $0.60 in the same period of 2003. FFOPS for the first quarter included less than $0.01 per share in net lease termination fees compared to $0.08 per share in the same period last year.

Included in the footnotes to the company’s attached financial statements is a discussion of why management believes FFO is a useful supplemental measure of operating performance, of ways in which investors might use FFO when assessing the company’s financial performance, and of FFO’s limitations as a measurement tool.

A reconciliation from net income to funds from operations is provided in the attached tables and published in AMB’s quarterly supplemental analyst package, available on the company’s website at www.amb.com.

Conference Call and Supplemental Information

AMB will host a conference call to discuss its first quarter 2004 results on April 15, 2004 at 10:00 AM PDT/1:00 PM EDT. Stockholders and interested parties may listen to a live broadcast of the conference call by dialing +1 877 359 6098 and using reservation code 6382534 or by webcast through a link on the company’s website at www.amb.com. If you are unable to listen to the live conference call, a telephone and webcast replay will be available after 12:00 PM PDT on Thursday, April 15, 2004. The telephone replay will be available until 5:00 PM PDT on Friday, May 14, 2004 and can be accessed by dialing +1 800 642 1687 or +1 706 645 8600 and using reservation code 6382534. The webcast can be accessed through a link on the company’s website at www.amb.com and will be available until 5:00 PM PDT on Friday, May 14, 2004. In addition, the company will post a summary of the guidance given on the call and a supplement detailing the components of net asset value to the Investor Information portion of its website on Tuesday, April 20, 2004 by 5:00 PM PDT.

AMB Property Corporation. Local partner to global trade.™

AMB Property Corporation is a leading owner and operator of industrial real estate, focused on major hub and gateway distribution markets throughout North America, Europe and Asia. As of March 31, 2004 AMB owned, managed and had renovation and development projects totaling 104.5 million square feet (9.7 million square meters) and 1,070 buildings in 36 markets within seven countries. AMB invests in properties located predominantly in the infill submarkets of its targeted markets. The company’s portfolio is comprised of High Throughput Distribution ® facilities –industrial properties built for speed and located near airports, seaports and ground transportation systems.

AMB’s press releases are available on the company website at www.amb.com or by contacting the Investor Relations department at 1-877-285-3111.

This document contains forward-looking statements such the size, completion and total investment in development projects which are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934. Forward-looking statements involve numerous risks and uncertainties and should not be relied upon as predictions of future events. The events or circumstances reflected in our forward-looking statements might not occur. We assume no obligation to update or supplement forward-looking statements. For further information on factors that could impact AMB and the statements contained herein, reference should be made to AMB’s filings with the Securities and Exchange Commission, including AMB’s annual report on Form 10-K for the year ended December 31, 2003.

AMB CONTACTS

Investors/Analysts		Media
John P. Cummings		Lauren L. Barr
Direct	+1 415 733 9565	Direct	+1 415 733 9477
Fax	+1 415 394 9001	Fax	+1 415 394 9001
Email	jcummings@amb.com	Email	lbarr@amb.com

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	As of
	March 31, 2004	December 31, 2003
Assets
Investments in real estate:
Total investments in properties	$5,730,654	$5,491,707
Accumulated depreciation	(511,611)	(474,452)

Net investments in properties	5,219,043	5,017,255
Investment in unconsolidated joint ventures	54,006	52,009
Properties held for divestiture, net	9,628	11,751

Net investments in real estate	5,282,677	5,081,015
Cash and cash equivalents	150,903	156,663
Mortgages receivable	23,620	43,145
Accounts receivable, net	92,081	88,452
Other assets	69,669	51,391

Total assets	$5,618,950	$5,420,666

Liabilities and Stockholders’ Equity
Secured debt	$1,457,630	$1,363,890
Unsecured senior debt securities	1,025,000	925,000
Unsecured debt	9,482	9,628
Unsecured credit facility	261,369	275,739
Accounts payable and other liabilities	208,614	187,095

Total liabilities	2,962,095	2,761,352
Minority interests:
Joint venture partners	663,087	659,487
Preferred unitholders	241,873	241,899
Limited partnership unitholders	89,688	91,029

Total minority interests	994,648	992,415
Stockholders’ equity:
Common stock	1,558,995	1,563,526
Preferred stock	103,212	103,373

Total stockholders’ equity	1,662,207	1,666,899

Total liabilities and stockholders’ equity	$5,618,950	$5,420,666

CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share data)

	For the Quarters Ended
	March 31,
	2004	2003
Revenues
Rental revenues	$163,812	$148,523
Private capital income	2,429	2,361

Total revenues	166,241	150,884

Costs and expenses
Property operating costs	(43,472)	(39,656)
Depreciation and amortization	(38,234)	(34,433)
General and administrative	(15,036)	(12,186)

Total costs and expenses	(96,742)	(86,275)

Operating income	69,499	64,609

Other income and expenses
Equity in earnings of unconsolidated joint ventures	1,709	1,235
Interest and other income	1,665	1,393
Gains from dispositions of real estate	—	7,429
Interest, including amortization	(39,425)	(35,914)

Total other income and expenses	(36,051)	(25,857)

Income before minority interests and discontinued operations	33,448	38,752

Minority interests’ share of income:
Joint venture partners’ share of operating income	(9,229)	(7,636)
Preferred unitholders	(4,912)	(6,380)
Limited partnership unitholders	(955)	(1,328)

Total minority interests’ share of income	(15,096)	(15,344)

Income from continuing operations	18,352	23,408

Discontinued operations:
Income attributable to discontinued operations, net of minority interests	(246)	7,941
(Loss) Gain from disposition of real estate, net of minority interests	(286)	28,029

Total discontinued operations	(532)	35,970

Net income	17,820	59,378
Preferred stock dividends	(1,783)	(2,123)

Net income available to common stockholders	$16,037	$57,255

Net income per common share (diluted)	$0.19	$0.69

Weighted average common shares (diluted)	84,861,965	82,514,156

CONSOLIDATED STATEMENTS OF FUNDS FROM OPERATIONS (1)
(dollars in thousands, except per share data)

	For the Quarters Ended
	March 31,
	2004	2003 (2)
Net income	$17,820	$59,378
Loss (Gain) from disposition of real estate, net of minority interests	286	(35,458)
Real estate related depreciation and amortization:
Total depreciation and amortization	38,234	34,433
Discontinued operations’ depreciation	17	740
FF& E depreciation	(175)	(189)
Adjustments to derive FFO from consolidated JVs:
Joint venture partners’ minority interests (NI)	9,229	7,636
Limited partnership unitholders’ minority interests (NI)	955	1,328
Discontinued operations’ minority interests (NI)	(16)	604
FFO attributable to minority interests	(17,861)	(14,983)
Adjustments to derive FFO from unconsolidated JVs:
AMB’s share of net income	(1,709)	(1,235)
AMB’s share of FFO	2,493	2,491
Preferred stock dividends	(1,783)	(2,123)

Funds from operations	$47,490	$52,622

FFO per common share and unit (diluted)	$0.53	$0.60

Weighted average common shares and units (diluted)	89,617,834	87,360,543

1)	The Company believes that net income, as defined by GAAP, is the most appropriate earnings measure. However, the Company considers funds from operations, or FFO, as defined by NAREIT, to be a useful supplemental measure of its operating performance. FFO is defined as net income, calculated in accordance with GAAP, less gains (or losses) from dispositions of real estate held for investment purposes and real estate-related depreciation, and adjustments to derive the Company’s pro rata share of FFO of consolidated and unconsolidated joint ventures. Further, the Company does not adjust FFO to eliminate the effects of non-recurring charges. The Company believes that FFO, as defined by NAREIT, is a meaningful supplemental measure of its operating performance because historical cost accounting for real estate assets in accordance with GAAP implicitly assumes that the value of real estate assets diminishes predictably over time, as reflected through depreciation and amortization expenses. However, since real estate values have historically risen or fallen with market and other conditions, many industry investors and analysts have considered presentation of operating results for real estate companies that use historical cost accounting to be insufficient. Thus, NAREIT created FFO as a supplemental measure of operating performance for real estate investment trusts that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP. The Company believes that the use of FFO, combined with the required GAAP presentations, has been beneficial in improving the understanding of operating results of real estate investment trusts among the investing public and making comparisons of operating results among such companies more meaningful. The Company considers FFO to be a useful measure for reviewing comparative operating and financial performance because, by excluding gains or losses related to sales of previously depreciated operating real estate assets and real estate depreciation and amortization, FFO can help the investing public compare the operating performance of a company’s real estate between periods or as compared to other companies. While FFO is a relevant and widely used measure of operating performance of real estate investment trusts, it does not represent cash flow from operations or net income as defined by GAAP and should not be considered as an alternative to those measures in evaluating the Company’s liquidity or operating performance. FFO also does not consider the costs associated with capital expenditures related to the Company’s real estate assets nor is FFO necessarily indicative of cash available to fund our future cash requirements. Further, the Company’s computation of FFO may not be comparable to FFO reported by other real estate investment trusts that do not define the term in accordance with the current NAREIT definition or that interpret the current NAREIT definition differently than the Company does.

2)	Effective January 1, 2003, the Company discontinued its practice of deducting amortization of investments in leasehold interests from FFO as such an adjustment is not provided for in NAREIT’s FFO definition. As a result, FFO for the periods presented has been adjusted to reflect the changes.